Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2006, relating to the consolidated financial statements of Rockville Financial, Inc. appearing in the Annual Report on Form 10-K of Rockville Financial, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
November 17, 2006